Exhibit 99.1
AdCare Health Systems, Inc. Declares Quarterly Dividend
on Series A Cumulative Redeemable Preferred Stock

ATLANTA, GA, December 8, 2014-AdCare Health Systems, Inc. (NYSE MKT: ADK), (NYSE MKT: ADK.PRA) a recognized provider of senior living and healthcare facility management, today announced that its Board of Directors has declared a quarterly cash dividend payment on the Company's 10.875% Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock"), accruing from October 1, 2014 through December 31, 2014.

The dividend on the Series A Preferred Stock is payable on December 31, 2014 to holders of record at the close of business on December 19, 2014. The dividend payment is $0.68 per share, which is equivalent to an annualized 10.875% per share of the $25.00 per share stated liquidation preference. The Series A Preferred Stock is listed on the NYSE MKT LL and trades under the symbol "ADK.PRA".

About AdCare Health Systems
AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) is a recognized provider of senior living and health care facility management. Since the Company's inception in 1988, it has owned and managed long-term care facilities and retirement communities, and has sought to provide the highest quality of healthcare services to the elderly through its operating subsidiaries, including a broad range of skilled nursing and sub-acute care services. The Company has implemented a strategic plan pursuant to which, through a series of leasing transactions, it will transition from an owner and operator of healthcare facilities to a healthcare facilities holding and leasing company. For more information about AdCare, visit www.adcarehealth.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with regard to the Company's future expectations and prospects. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. Factors that can affect future results are discussed in the documents filed by the Company from time to time with the Securities and Exchange Commission. Except where required by law, the Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date of this press release.

Company Contact	Investor Relations
Bill McBride, CEO	Brett Maas, Managing Partner
AdCare Health Systems, Inc.	Hayden IR
Tel (404) 781-2884	Tel (646) 536-7331
bill.mcbride@adcarehealth.com	brett@haydenir.com